EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries and the effectiveness of Enterprise Financial Services Corp and subsidiaries' internal control over financial reporting dated February 26, 2016, appearing in the Annual Report on Form 10-K of Enterprise Financial Service Corp for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
December 28, 2016